                                                                      EXHIBIT 11

                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                   (UNAUDITED)

                                                          THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                           SEPTEMBER 30,                               SEPTEMBER 30,
                                                  --------------------------------         --------------------------------

                                                     2001                  2000                 2001               2000
                                                     ----                  ----                 ----               ----
Net income (loss)                                 $(2,796,295)          $6,501,351          $(2,876,293)        $14,304,755
                                                  ============          ==========          ============        ===========
Weighted average common shares
  outstanding                                        8,907,667           9,048,153             8,956,927          9,059,350

Add - common stock equivalents
  from in the money options                             27,378              16,992                26,769             13,118
                                                        ------              ------                ------             ------
Dilutive weighted average common
 shares outstanding                                  8,935,045           9,065,145             8,983,696          9,072,468
                                                     =========           =========             =========          =========

Earnings (loss) per common share - basic               $(0.31)              $0. 72              $(0. 32)              $1.58
                                                       =======              ======              ========              =====

Earnings per common share - diluted                        N/A              $0. 72                   N/A              $1.58
                                                           ===              ======                   ===              =====

Antidilutive options                                     - 0 -               - 0 -                 - 0 -            150,000
                                                         =====               =====                 =====            =======

Average closing price of the
Company's common stock (ATL)                            $10.80               $9.91                $10.77              $9.49
                                                        ======               =====                ======              =====



o Diluted earnings per share is not presented for the three and nine months ended September 30, 2001 because the Company recorded a net loss for the respective periods.











            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

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